Exhibit 10.1

SEPARATION AND MUTUAL RELEASE AGREEMENT

This Separation and Mutual Release Agreement (this “Agreement”) is entered into as of the 23rd day of August 2021, by and between Peter Ghishan (the “Director”) and FTE Networks, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Director is a director of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Director has agreed to resign as a director effective June 30, 2021 (the “Effective Termination Date”), on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company has determined that it is advisable and in the best interests of the Company and all of its stockholders to enter into this Agreement.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Resignation from the Board of Directors. The Director hereby resigns from the Company’s Board of Directors effective immediately upon signing this Agreement.

2.	Compensation. Upon the signing of this Agreement, the Director shall receive a promissory note in the original principal amount of $300,000 in the form attached hereto as Exhibit A, as compensation for prior service on the Board, including accrued and unpaid director fees (the “Compensation”). The Director acknowledges and agrees that upon receipt of the Compensation, he has received payment for all other compensation or payments owed to the Director by the Company.

3.	Reimbursement of Director Expenses. The Company shall reimburse reasonable documented legal expenses incurred by the Director in connection with this Agreement within 30 days of signing this Agreement.

4.	Release of the Company.

	a.	The Director, for himself and on behalf of any other Person claiming by or through the Director, to the extent permitted by applicable law, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges the Company and its controlled Affiliates, and each of their respective individual, joint or mutual, past, present and future officers, directors, members, stockholders, managers, partners (limited and/or general) and employees, and all of the foregoing Persons’ predecessors, successors, assigns, agents and representatives (collectively, the “Company Released Parties”), from any and all Claims that the Director (or any other Person claiming by or through the Director) may now have, has ever had, or that might subsequently accrue to the Director (or any other Person claiming by or through the Director) with respect to periods of time prior to the effective time of the resignation of the, other than any Director Excluded Claims.

b.	The Director represents and warrants that he has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Company Released Claims (or any Claims that would constitute Company Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Agreement does not violate or conflict with the terms of any contract, agreement or other instrument to which the Director is a party or by which the Director otherwise is bound.

c.	The Director acknowledges and agrees that the provisions of this Section 4 are valid, fair, adequate and reasonable and were agreed to with his full knowledge and consent, after a full opportunity to consult with counsel of his choosing, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform the Director.

d.	The Director hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Claim of any kind against the Company Released Parties to the extent based upon any Company Released Claim. The Director understands and agrees that he is expressly waiving all Company Released Claims, including, but not limited to, those Claims that he may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Agreement, and the Director expressly waives any rights under applicable law that provide to the contrary.

5.	Release of the Director.

	a.	The Company, for itself and on behalf of any other Person claiming by or through Company and each of its Affiliates (collectively the “Company Releasors”), to the extent permitted by applicable law, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges the Director and his executors, spouse, heirs, estate, beneficiaries, legal representatives, assigns and agents (collectively, the “Director Released Parties”) from any and all Claims that any Company Releasor may now have, has ever had, or that might subsequently accrue to any of the Company Releasors with respect to periods of time prior to Effective Time, derivatively on behalf of the Company or otherwise, against the Director, including in Director’s capacity as an officer, director, employee or agent of the Company or its Affiliates, whether arising under statute, common law or other law, including without limitation any Claims relating to or arising from a breach of fiduciary duty or any other alleged duty or obligation of the Director, relating to management or oversight of the business and affairs of the Company or any of its Affiliates, or relating to breach of or arising pursuant to or under the articles of incorporation or bylaws or other governing documents of the Company and its Affiliates.

	b.	The Company represents and warrants that no Company Releasor has transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Director Released Claims (or any Claims that would constitute Director Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Agreement does not violate or conflict with the terms of any contract, agreement or other instrument to which the Company is a party or by which it otherwise is bound.

	c.	The Company acknowledges and agrees that the provisions of this Section 5 are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, after an opportunity to consult with counsel of its choosing, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any Company Releasor.

	d.	The Company (on behalf of each Company Releasor) hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced any Claim or demand of any kind against any member of the Director Released Parties based upon any Director Released Claims released or purported to be released hereby. The Company understands and agrees that the Company Releasors are expressly waiving all Director Released Claims, including, but not limited to, those Claims that they may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Agreement, and the Company (on behalf of each Company Releasor) expressly waives any rights under applicable law that provide to the contrary.

	e.	The Company and the Director are parties to that certain Indemnification Agreement (the “Indemnification Agreement”). The Company, for itself and on behalf of any Company Releasors, hereby irrevocably covenants to continue to comply with its obligations to the Director under the terms of the Indemnification Agreement and agrees not to challenge or contest the validity or enforceability of the Indemnification Agreement. In the event that the Company elects to assume the defense of an Indemnifiable Event (as defined in the Indemnification Agreement), the Director may elect to opt out of such election and retain his own legal counsel and have all Expenses (as defined in the Indemnification Agreement) related thereto be borne by the Company pursuant to the Indemnification Agreement.

6.	Equity Awards. The Company and the Director each acknowledge and agree for purposes of clarity, that all of the shares of Common Stock held by the Director, i.e., the 150,000 shares previously issued to the Director are validly issued, fully vested, paid and non-assessable as of the Effective Date.

7.	Mutual Non-Disparagement.

	a.	Subject to any material breach of this Agreement by any of the parties to this Agreement (provided that such party shall have ten (10) business days following written notice from such other party of material breach to remedy such material breach if capable of being cured), the parties shall each refrain from making, and shall cause their respective Affiliates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements, communications or announcements by the Director or any of his or her Affiliates, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or (b) in the case of statements, communications or announcements by the Company or any of its Affiliates, the Director or any of his or her Affiliates. The foregoing shall not restrict the ability of any person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (ii) to comply with the laws, rules and regulations of the SEC or any applicable state securities commission.

8.	Miscellaneous.

	a.	Assignment. Neither this Agreement nor any rights or obligations of any party hereto may be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

	b.	Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by both parties hereto and which makes reference to this Agreement.

	c.	No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

	d.	No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto, except that (i) each of the Director Released Parties (other than the Director) shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Director under this Agreement and (ii) each of the Company Released Parties (other than the Company) shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Company under this Agreement.

	e.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.

	f.	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

	g.	Governing Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Nevada (excluding principles of conflicts of laws thereof). For the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement, the parties hereby agree and consent to the exclusive jurisdiction of the courts of the State of Nevada and the United States District Court for the State of Nevada located in Clark County, Nevada.

	h.	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

	i.	Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

	j.	Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically transmitted signatures shall be given the same effect as original signatures.

9.	Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

	a.	“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

b.	“Company Released Claims” means all Claims subject to the release provided in Section 4 above, which shall not include, for the avoidance of doubt, any Director Excluded Claims.

c.	“Claims” means all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including without limitation to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred prior to the Effective Date, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.

d.	“Director Excluded Claims” means any Claims by the Director or any other Person claiming by or through the Director relating to (i) rights to indemnification, advancement of expenses or exculpation of the Director pursuant to the articles of incorporation and bylaws of the Company, the organizational documents of any Affiliate of the Company, the terms of the Indemnification Agreement, any other agreement between the Company or any of its Affiliates and the Director, and applicable law, in each case as in effect at the time of any act or omission as to which such rights are sought or, to the extent greater protection is provided, at any later date; and (ii) the rights of the Director under this Agreement.

e.	“Director Released Claims” means all Claims subject to the release provided in Section 5 above.

f.	“Person” means an individual or entity, including any corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental authority.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FTE NETWORKS, INC.

By:	/s/ Michael P. Beys
Name:	Michael P. Beys
Title:	Interim CEO

DIRECTOR:

/s/ Peter Ghishan
Peter Ghishan

EXHIBIT A

Promissory Note